Exhibit 35.h


Wachovia Bank, National Association
8739 Research Drive, URP4
Charlotte, NC 28288-1075

[wachovia logo]

      Reference is hereby made to that certain Pooling and Servicing Agreement dated as of August 1, 2007, by and among CWCapital Commercial Funding Corporation, as Depositor, Wachovia Bank, National Association, as Master Servicer, CWCapital Asset Management LLC, as Special Servicer, and Wells Fargo Bank, National Association as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series Cobalt 2007-C3 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

      Pursuant to Section 11.09 of this Agreement, Timothy Ryan and Marilyn Addison, Managing Director of Customer Relationship Management and Director of Compliance Third Party Oversight, do hereby certify that:

      1. A review of the activities of the Master Servicer during the period from August 1, 2007 to December 31, 2007, and of its performance per the Agreement during such period has been made under our supervision; and

      2. To the best of our knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the period August 1, 2007, through December 31, 2007;


      IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2008.

/s/ Timothy S. Ryan                           /s/ Marilyn Addison
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Timothy S. Ryan, Managing Director            Marilyn Addison, Director
Wachovia Bank National Association            Wachovia Bank National Association